Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

November 2, 2011

River Rock Entertainment Authority Announces

a Strongly Supported Forbearance and Support Agreement

with Majority of Senior Noteholders

Geyserville, CA. November 2, 2011—River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that it has, together with the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), entered into a Forbearance and Support Agreement (the “Forbearance and Support Agreement”) with holders  in aggregate representing in excess of 60% of the outstanding principal amount of the Authority’s 9 ¾% senior notes due 2011 (the “9 ¾% Senior Notes”).  The Forbearance and Support Agreement provides for the operations of the River Rock Casino to continue as usual. While we restructure there will be no changes to the operations of the River Rock Casino or impact on its customers, employees, vendors and suppliers.

Under the terms of the Forbearance and Support Agreement, holders representing in excess of 60% of the outstanding principal amount of the 9 ¾% Senior Notes will forbear from exercising their respective rights and remedies in connection with defaults relating to the Authority’s failure to pay amounts due under the indenture governing the 9 ¾% Senior Notes while the Authority pursues the restructuring strategy agreed upon in the Forbearance and Support Agreement.  We plan to make the terms of the Forbearance and Support Agreement public as soon as practicable.

As contemplated by the Forbearance and Support Agreement, the Authority expects to launch an exchange offer (the “Exchange Offer”) for the 9 ¾% Senior Notes for new senior secured notes (the “New Senior Notes”), and to issue $27.6 million in aggregate principal amount of new subordinated notes (the “New Subordinated Notes”).  The proceeds of the New Subordinated Notes will be used by the Tribe to retire certain of its existing debt.  The Exchange Offer will be open to all qualifying holders of the 9 ¾% Senior Notes.  The Authority expects to launch the Exchange Offer by November 18, 2011, and consummation of the restructuring is expected to occur in December 2011.

The Forbearance and Support Agreement provides a framework under which the Authority will seek to restructure the 9 ¾% Senior Notes consistent with its long-term growth and development strategy.  The Authority and the Tribe are pleased to be working with the Authority’s noteholders to reach an amicable restructuring of the Authority’s debt.

Important Information about the Exchange Offer

This press release is for informational purposes only, and is not an offer to sell or the solicitation of an offer to buy any New Senior Notes or New Subordinated Notes.  An exchange offer will only be made pursuant to exchange offer documents that are expected to be made available to the holders of the 9 ¾% Senior Notes.  Holders of the 9 ¾% Senior Notes are advised to read the exchange offer documents when they become available, as these documents will contain important information about the Authority and the exchange offer.

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized self-governing Indian tribe. The Tribe has approximately 1,000 enrolled members and 93-acres of trust land in Sonoma County, California.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all). You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.

These forward-looking statements are based on our current expectations and observations. For example, factors that could cause actual results to vary from our expectations include, but are not limited to:

•                  our ability to complete the Exchange Offer and the restructuring;

•                  the possibility that creditors who have a security interest in the slot machines and other property used in our casino could foreclose on that collateral, rendering us unable to operate our casino;

•                  our levels of debt and leverage and our ability to meet our debt service and other obligations;

•                  restrictive covenants in our debt instruments and their impact on our ability to operate our casino and pursue our gaming and other business strategies;

•                  our ability to generate cash flow from our casino;

•                  the ability of our casino to compete with established or future gaming operators, particularly in the Northern California gaming market;

•                  our casino is in a single location and is not diversified;

•                  changes or developments in, or adverse interpretations of, laws, rules or regulations, including gaming laws and taxes, applicable to us or the Tribe;

•                  any proposal to renegotiate our gaming compact with the State of California (the “Compact”) or any renegotiation of gaming compacts by the Tribe’s gaming competitors that may have a negative impact on the competitive position of our casino;

•                  the loss of any license or permit or limitations placed on any such licenses or permits required for the operation of our casino or our expansion plans; and

•                  general domestic or local economic, financial and other conditions, particularly an economic downturn or disruptions in the capital markets.

Except as required by law, we do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized.  See the section entitled “Risk Factors” in Exhibit 99.2 to our Form 8-K filed with the SEC on October 20, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

FOR ADDITIONAL INFORMATION

Contact:
Don Duffy
ICR, LLC
203-682-8215